As filed with the Securities and Exchange Commission on May 24, 2023

Registration No. 333-263788

Registration No. 333-254665

Registration No. 333-237508

Registration No. 333-225801

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263788

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254665

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237508

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225801

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	45-4626057
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Verdolino & Lowey, P.C. 124 Washington Street, Suite 101 Foxborough, Massachusetts	02035
(Address of Principal Executive Offices)	(Zip Code)

Aptinyx Inc. 2015 Stock Option and Grant Plan

Aptinyx Inc. 2018 Stock Option and Incentive Plan

Aptinyx Inc. 2018 Employee Stock Purchase Plan

(Full title of the plans)

Andy Kidd

Chief Executive Officer

Aptinyx Inc.

c/o Verdolino & Lowey, P.C.

124 Washington Street, Suite 101

Foxborough, MA 02035

(508) 543-1720

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Finnbarr Murphy, Esq.

Jason Goldfarb, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(212) 459-7257

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by Aptinyx Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-263788), filed with the Commission on March 23, 2022, pertaining to the registration of 2,708,628 shares of Common Stock of the Company, relating to the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”).

•	Registration Statement on Form S-8 (No. 333-254665), filed with the Commission on March 24, 2021, pertaining to the registration of 2,530,267 shares of Common Stock of the Company, relating to the 2018 Plan.

•	Registration Statement on Form S-8 (No. 333-237508), filed with the Commission on March 31, 2020, pertaining to the registration of 2,690,601 shares of Common Stock of the Company, relating to the 2018 Plan.

•	Registration Statement on Form S-8 (No. 333-225801), filed with the Commission on June 21, 2018, pertaining to the registration of 8,132,506 shares of Common Stock of the Company, relating to the Company’s 2018 Plan, 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and the 2015 Stock Option and Grant Plan (the “2015 Plan”).

As previously disclosed in a Form 8-K filed with the Commission on May 5, 2023, the board of directors of the Company (the “Board”) approved a plan of liquidation and dissolution of the Company (the “Plan of Dissolution”), subject to the approval of the Company’s stockholders. As a result of the proposed dissolution, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on May 24, 2023.

APTINYX INC.

By:	/s/ Andy Kidd
Name:	Andy Kidd
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ Craig Jalbert	Director	May 24, 2023
Craig Jalbert

/s/ Robert J. Hombach	Director	May 24, 2023
Robert J. Hombach